NICHOLAS II, INC.

NICHOLAS EQUITY INCOME FUND, INC.

NICHOLAS INCOME FUND, INC.

NICHOLAS LIMITED EDITION, INC.

SHAREHOLDER SERVICING PLAN

This Shareholder Servicing Plan ("Plan") for the Class N shares (the "Class") of Nicholas II, Inc., Nicholas Equity Income Fund, Inc., Nicholas Income Fund, Inc., and Nicholas Limited Edition, Inc., (each a "Fund", collectively the "Funds"), each a Maryland Corporation that engages in business as an open-end management investment company, is adopted as of 7th day of February, 2005, by the Board of Directors of the Funds.

This Plan is adopted to allow the Class to make payments as contemplated herein to obtain certain personal services for shareholders and/or the maintenance of shareholder accounts ("Services"). The Plan will be administered by Nicholas Company, Inc. (the "Adviser"), who will serve as shareholder servicing agent for the Funds.

In consideration of the foregoing, the Funds hereby adopt this Plan on behalf of each the Class on the following terms and conditions:

1. The Fund will pay the Adviser, as set forth in paragraph 3, for providing or for arranging for the provision of non-distribution personal shareholder services provided by the Adviser or by broker-dealers, participating financial institutions, and other securities professionals or persons ("Service Organizations") to the Class and its shareholders, including but not limited to shareholder servicing provided by the Adviser at facilities dedicated to the Class, provided that such shareholder servicing is not duplicative of the servicing otherwise provided on behalf of the Class.

2. Such services may include, but are not limited to, (a) establishing and maintaining accounts and records relating to shareholders who invest in the Class; (b) aggregating and processing orders involving the Class; (c) processing dividend and other distribution payments from the Class on behalf of its shareholders; (d) providing information to shareholders as to their ownership of the Class or about other aspects of the operations of the Class; (e) preparing tax reports or forms on behalf of such shareholders; (f) forwarding communications from the Class to its shareholders; (g) assisting shareholders in changing the Class’s records as to their addresses, dividend options, account registrations or other data; (h) providing sub-accounting with respect to Class shares beneficially owned by shareholders, or the information to the Class necessary for sub-accounting; (i) responding to shareholder inquiries relating to the services performed; (j) providing shareholders with a service that invests the assets of their accounts in shares pursuant to specific or pre-authorized instructions; and (k) providing such other similar services as the Adviser may reasonably request to the extent a Provider is permitted to do so under applicable statutes, rules or regulations.

3. Each Fund’s Class shall pay the Adviser, for its services, at an annual rate not to exceed 0.10% of the Class’s average daily net assets. The Class may make such payments monthly, and payments to the Adviser may exceed the amount expended by the Adviser during the month or the year to date. In the event that payments to the Adviser during a fiscal year exceed the amounts expended (or accrued, in the case of payments to Service Organizations) during a fiscal year, the Adviser will promptly refund to the Class any such excess. Payments to the Adviser may be discontinued with respect to the Class, or the rate amended, at any time by the Board of Directors, in its sole discretion. The Adviser may make final and binding decisions as to all matters relating to payments to Service Organizations, including but not limited to (i) the identity of Service Organizations; and (ii) what Shares, if any, are to be attributed to a particular Service Organization, to a different Service Organization or to no Service Organization.

4. While this Plan is in effect, the Adviser shall report in writing at least quarterly to the Board of Directors, and the Board shall review, the amounts expended under this Plan and the purposes for which such expenditures were made.

5. This Plan has been approved by a vote of the Board of Directors of each Fund, including a majority of the Directors who are not "interested persons" (as defined in the Act) of the Funds and who have no direct or indirect financial interest in the operation of this Plan (the "Disinterested Directors"), by vote cast in person at a meeting called for the purpose of voting on this Plan. This Plan shall, unless terminated as hereinafter provided, continue in effect with respect to a Class until one year from the date of effectiveness of the Class N shares, and from year to year thereafter only so long as such continuance is specifically approved at least annually by the Board of Directors including the Disinterested Directors cast in person at a meeting called for the purpose of voting on such continuance. This Plan may be terminated or amended at any time with respect to the Class by a vote of a majority of the Disinterested Directors or by the vote of the holders of a "majority" (as defined in the Act) of the outstanding voting securities of such Class.